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Exhibit 99.1 News Release

Contacts:

Investors/Media:

Roger Schrum
605-978-2848
roger.schrum@northwestern.com

NORTHWESTERN CORPORATION PRICES $225 MILLION
IN SENIOR SECURED NOTES IN RULE 144A OFFERING

        SIOUX FALLS, S.D.—Oct. 26, 2004—NorthWestern Corporation announced today that it has priced $225 million of its Senior Secured Notes ("Senior Notes") due 2014 to be sold in a private offering. The Senior Notes will bear interest at a rate of 5 7/8 percent per annum and will pay interest semiannually. The Senior Notes will be collateralized by two series of existing first mortgage bonds secured by NorthWestern's regulated utility assets in Montana, South Dakota and Nebraska. The Senior Secured Notes will have five years of call protection.

        NorthWestern intends to use the net proceeds of the offering to repay a portion of the amounts outstanding under NorthWestern's current $390 million term loan credit facility and to pay related fees and expenses. The Senior Notes are expected to be issued upon consummation of NorthWestern's court-approved Plan of Reorganization and emergence from Chapter 11 bankruptcy which is anticipated on Nov. 1, 2004.

        The Senior Notes have not been registered under the Securities Act of 1933, as amended (the "Act") and may not be offered or sold in the United States absent registration under such Act or an applicable exemption from the registration requirements thereunder.

        This news release does not constitute an offer to sell, or the solicitation of an offer to buy, any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer would be unlawful.

About NorthWestern

        NorthWestern Corporation (OTC Pink Sheets: NTHWQ) d/b/a NorthWestern Energy is one of the largest providers of electricity and natural gas in the Upper Midwest and Northwest, serving more than 608,000 customers in Montana, South Dakota and Nebraska.

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NORTHWESTERN CORPORATION PRICES $225 MILLION IN SENIOR SECURED NOTES IN RULE 144A OFFERING